Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

Confidential	Execution Version

SUPPLY AGREEMENT

between

Shire Pharmaceuticals Ireland Ltd.

and

Centogene AG

[*****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.	DEFINITIONS	4

2.	SCOPE OF THE AGREEMENT	7

3.	DEVELOPMENT OF CONTRACT DBS TEST KITS	9

4.	SUPPLY WITH CONTRACT DBS TEST KITS; FORECAST DELIVERY	11

5.	REGULATORY	13

6.	QUALITY	14

7.	VIGILANCE	14

8.	PRICE AND TERMS OF PAYMENT	15

9.	GENERAL OBLIGATIONS	16

10.	ALLIANCE MANAGERS; JOINT STEERING COMMITTEE	17

11.	CONFIDENTIALITY	17

12.	INTELLECTUAL PROPERTY	19

13.	REPRESENTATIONS AND WARRANTIES	19

14.	INDEMNIFICATION	21

15.	TERM, TERMINATION	21

16.	MISCELLANEOUS	23

This Supply Agreement is entered into as of 1 January 2016 (“Effective Date”) by and between

(1)                                 Shire Pharmaceuticals Ireland Ltd., an Irish limited liability company having its registered office at 5 Riverwalk, Citywest Business Campus, Dublin 24, Ireland, Eircode D241W13 (“Shire”); and

(2)                                 Centogene AG, a German stock corporation incorporated under the laws of the Federal Republic of Germany with principal office in Rostock, registered with the district court (‘Amtsgericht’) in Restock under HRB 13225 and having a business address at Schillingallee 68, 18057 Restock, Germany, (“Centogene”).

PREAMBLE

(A)                               With effect of 1 January 2015 Shire International GmbH and Centogene have entered into a global master services agreement under which Centogene shall provide certain diagnostic testing services on the basis of dried-blood-spot (DBS) cards for the purpose of identifying patients suffering from lysosomal storage and other rare diseases to Shire and other affiliates of Shire.

(B)                               Shire and other companies from the Shire group intend to provide test kits containing DBS cards and other components to physicians in certain countries of the world for the purpose of identifying patients suffering from lysosomal storage diseases and other rare diseases including, but not limited to, Gaucher and Fabry diseases, MPS I, MPSII, MPS VI.

(C)                               Centogene has developed a certain DBS test kit to identify patients suffering from lysosomal storage diseases and other rare diseases and has obtained a CE mark for use in all EU countries, as well as regulatory approval in other geographic locations.

(D)                               Shire and Centogene intend to enter into this Agreement under which Centogene will (i) develop new DBS test kits for use in certain countries as required by Shire on the basis of Centogene’s existing DBS test kits, (ii) manufacture such new DBS test kits and (iii) supply Shire and its affiliates with such new DBS test kits in accordance with the terms of this Agreement.

(E)                                This Agreement shall serve as a framework agreement under which Shire will request from Centogene the development and/or supply with certain new DBS test kits from time to time on the basis of individual development orders and/or purchase orders. Centogene will act as the legal manufacturer of the DBS test kits in the EU and/or the license holder in applicable non-EU countries.

NOW, THEREFORE, SHIRE AND CENTOGENE, INTENDING TO BE LEGALLY BOUND, HEREBY AGREE AS FOLLOWS:

1.                                      Definitions

In this Agreement, the following terms shall have the· following meanings:

“Alliance Manager” shall have the meaning set forth in the Global Master Services Agreement.

“Affiliate” shall mean and include in relation to each Party, any person, firm, corporation or other entity: (i) if at least fifty percent (50%) of the voting stock or other equity interest thereof is owned, directly or indirectly, by that Party; (ii) which owns, directly or indirectly, at least fifty percent (50%) of the voting stock or other equity interest of that Party; or (iii) if at least fifty percent (50%) of the voting stock or other equity interest thereof Is owned, directly or indirectly, by a person, firm, corporation or other entity that owns. directly or indirectly, at least fifty percent (50%) of the voting stock or other equity interest of that Party.

“Aging Study Proposal” shall mean the Shelf Life Study Proposal (including Appendix A) prepared by Centogene, dated 18 December 2015.

“Agreement” shall mean this Supply Agreement and all Exhibits attached hereto.

“Anti-Bribery Laws” shall have the meaning set forth in Section 13.3.

“Applicable Laws” shall mean (i) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes of conduct, statutory guidance, codes and guidance having the force of law, directives and regulations; and (ii) all judicial, executive, legislative or administrative orders, directives, decrees, injunctions, judgments, permits, agreements, and other legal requirements both (i) and (ii) applicable to the manufacture, import, export and distribution of the Contract DBS Test Kits in the Territory, including the collection of the Patient’s informed consent, and applicable to the performance of Diagnostic Testing Services, including but not limited to Directive 98/79/EC regarding in vitro diagnostic medical devices, applicable national laws on medical devices in the Territory: and (iii) all applicable guidance documents and guidelines on medical devices applicable in the Territory, including but not limited to the MEDDEV guidance documents in its current versions.

“Business Continuity Plan” shall have the meaning set forth in Section 9.3(a).

“Business Day” shall mean any day (other than Saturday or Sunday) on which banks are open for business in Dublin, Ireland, and Restock, Germany.

“Centogene Intellectual Property” shall mean any and all Intellectual Property owned or controlled by Centogene covering Existing DBS Test Kits and/or Contract DBS Test Kits.

“Change of Control” means with respect to Centogene: (i) the sale of all or substantially all of Centogene’s assets or business relating to this Agreement; (ii) a merger, reorganization or consolidation involving Centogene after which the voting securities of Centogene outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity as a consequence of such merger, reorganization or consolidation; or (iii) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of Centogene.

“Complaint” shall mean any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a medical device after it is released for distribution.

“Confidential Information” shall mean and include all know-how, data, documents, materials and information, not in the public domain, relating to the manufacture, distribution and provision of Contract DBS Test Kits to Physicians in the Territory, business affairs, finance plans, contractual relationships of Centogene and any Shire Group Companies.

“Contract DBS Test Kits” shall mean the country specific DBS test kits to be developed by Centogene as specified in separate Development Orders and to be supplied to Shire in accordance with the Specifications, the relevant Purchase Order and the terms of this Agreement for distribution in the Territory; Contract DBS Test Kits will be developed by Centogene as requested by Shire International GmbH in accordance with the respective Development Order on the basis of Existing DBS Test Kits. Each Contract DBS Kit that is not identical from any other Contract DBS Kit in layout and/or language shall be seen as one individual and separate Contract DBS Kit hereunder and shall be treated as such.

“DBS Cards” shall mean dried-blood-spot cards.

“Delivery” shall have the meaning set forth in Section 4.8.

“Development Order” shall mean any written development order which Centogene and Shire International GmbH may execute from time to time and which governs a certain specified Kit Development project. A sample Development Order is attached hereto as Exhibit 4.

“Diagnostic Testing Services” shall mean diagnostic testing services as defined under the Global Master Services Agreement.

“Effective Date” shall mean the date set forth in the Introductory Clause.

“Existing Countries” shall mean the countries as listed in Exhibit 1 in which Existing DBS Test Kits are available or about to be available (Regulatory Approvals pending/in-process) for use as of the Effective Date.

“Existing DBS Test Kits” shall mean Centogene’s DBS test kits that are, as of the Effective Date, available or about to be available (Regulatory Approvals pending/in-process) for use in the Existing Countries and that contain the following components:

•                  Filter card-with requested

•                  Patient/clinician information

•                  Plastic sleeve

•                  Self-addressed envelope

•                  Informed consent form

•                  Instruction flyer

•                  Large envelope (for kit production)

“Facility” shall mean the facility of Centogene’s Third Party subcontractor where the Contract DBS Test Kits are to be manufactured.

“Forecast” shall have the meaning set forth in Section 4.4.

“Global Master Services Agreement” shall mean the Global Master Services Agreement effective as of 1 January 2015 between Shire International GmbH and Centogene under which Centogene shall provide Diagnostic Testing Services on the basis of dried-blood-samples for .the purpose of identifying patients suffering from lysosomal storage and other rare diseases to Shire and Shire Group Companies.

“Good Laboratory Practices” or “GLP” shall mean that part of quality assurance which embodies a set of principles that provides a framework within which laboratory studies are planned, performed, monitored, recorded, reported and archived. GLP helps assure that the data can therefore be relied upon when making risk/safety assessments. Additionally, for the purposes of this Agreement, this includes all the principles and guidelines for G.MP stated in the EU Directives for in vitro medical devices Directive 98/79/EC and standards such as EN ISO 13485 (quality management system) and EN ISO 14971 (risk management).

“Good Manufacturing Practices” or “GMP” shall mean all standards relating to current Good Manufacturing Practices for medical devices and IVDs as well as, or published guidance documents (including advisory opinions, compliance policy guides and guidelines) promulgated by any Regulatory Authority in the Territory.

“Incident” shall mean in accordance with Applicable Laws any malfunction or deterioration in the characteristics and/or performance of a medical device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health.

“Intellectual Property” shall mean and include any intellectual property of whatever nature relating, including without limitation patents, patentable inventions. design rights, copyright, trademarks, service marks, domain names, know how, whether registered, registrable or otherwise and including all applications (or rights to apply), renewals and extensions for such rights.

“Joint Steering Committee” or “JSC” shall mean the joint steering committee established under the Global Master Services Agreement.

“Kit Development” shall mean the development of certain Contract DBS Test Kits in accordance with the relevant Development Order for distribution in accordance with Applicable Laws in the Territory.

“Legal Manufacturer” shall mean the manufacturer of a medical device in the meaning of the German Medical Devices Act (Hersteller), Directive ·98/79/EC and other Applicable Laws, i.e. the natural or legal person who is responsible for the design, manufacture, packaging and labeling of a device before it is placed on the market under his own name, regardless of whether these operations are carried out by that person himself or on his behalf by a Third Party.

“New Country” shall mean any country other than an Existing Country which has been requested by Shire International GmbH as described in Section 2.2(ii) or which has-been agreed as described in Section 2.2(iii).

“Party” or “Parties” shall mean Shire or Centogene or Shire and Centogene, respectively.

“Patients” shall mean individual persons whose dried-blood samples are tested by Centogene by using the Contract DBS Test Kits for rare diseases identified on the Testing Request Form as part of the Diagnostic Testing Services.

“Physicians” shall mean physicians in the Territory which have received Contract DBS Test Kits and which submit dried-blood samples to Centogene for Diagnostic Testing Services.

“Project Manager” shall have the meaning set forth in Section 3.7.

“Purchase Order” shall mean any written purchase order which Centogene and Shire may execute from time to time and which governs the manufacture and supply with Contract DBS Test Kits.

“Quality System” means a structured and documented management system describing the policies, objectives, principles, organizational authority, responsibilities, accountability, and implementation plan of an organization for ensuring quality in its work processes, products and services as specified in ISO 13485.

“Regulatory Approval” shall mean the CE certification and any other certifications, licenses, permits, approvals and authorizations for IVD devices that are necessary in order to permit the manufacture, storage, marketing, promotion, distribution and provision of Contract DBS Test Kits in the Territory under Applicable Laws.

“Regulatory Authority(ies)” shall mean any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity as well as notified bodies in each country in the Territory having competence over any activities in relation to this Agreement, including the manufacture, export, import, distribution and provision of Contract DBS Test Kits to Physicians in the Territory and other activities set forth under this Agreement.

“Supply Failure” shall mean (A) Centogene’s inability to provide for any period of at least (i) [*****] an average of [*****] percent ([*****]%), or (ii) [*****] an average of [*****] percent ([*****]%), or (iii) [*****] an average of [*****] percent ([*****]%) of the binding amounts of the Forecast or (B) Centogene’s sudden and total inability to supply any Contract DBS Test Kits due to a force majeure event. The Parties agree that Centogene’s inability to provide the target volumes as per (A) (i), (ii) or (iii) shall not constitute a Supply Failure if and to the extent that Centogene can demonstrate that its inability was directly caused by circumstances beyond Centogene’s reasonable control and was inevitable from the perspective of a prudent businessman, as shall be the case in a force majeure event.

“Shire Group Companies” shall mean Shire, Shire International GmbH, Shire Human Genetic Therapies Inc., Shire Deutschland GmbH and other Affiliates in the Territory.

“Shire Inc.” shall mean Shire Inc., 300 Shire Way, Lexington, MA 02421, USA.

“Shire International GmbH” shall mean Shire International GmbH, Zahlerweg 10, 6301 Zug, Switzerland.

“Shire Product(s)” shall mean any medicinal products under development or commercialized by or on behalf of any Shire Group Companies in the Territory for the treatment of Morbus Fabry, Morbus Gaucher or Morbus Hunter or other similar rare diseases for which such products are authorized.

“Specifications” shall mean the specifications for Contract DBS Test Kits identified and agreed in the relevant Development Order or Purchase Order, as the case may be.

“Standards” shall mean any applicable and generally accepted international standards relating to the manufacture, quality control, quality assurance, risk management and vigilance of the Contract DBS Test Kits, including but not limited to, EN ISO 13485, EN ISO 14971 and EN ISO 9001 in its current and applicable versions.

“Territory” shall mean those countries in which Contract DBS Test Kits will be distributed by or on behalf of Shire Group Companies as agreed between the Parties from time to time.

“Testing Request Form” shall mean the request form included as part of the DBS Card contained within the Contract DBS Test Kits and submitted by Physicians directly to Centogene.

“Third Party” shall mean any legal entity or natural person other than the Parties or their Affiliates.

“Turnaround Time” or “TAT” shall mean the time period between Centogene’s receipt of a written Development Order or Purchase Order, as the case may be, and the outgoing of the ordered Contract DBS Test Kit at the Facility.

“Yearly Review” shall have the meaning set forth in Section 5.5.

2.                                      Scope of the Agreement

2.1                               Scope.  This Agreement defines the terms and conditions under which Centogene shall diligently, within the agreed timeframes and at a standard to be expected from a reputable, specialized and professional manufacturer:

(i)                                     modify and develop, on the basis of Existing DBS Test Kits, Contract DBS Test Kits for use in the Territory as requested by Shire International GmbH·from time to time in a Development Order; and

(ii)                                  manufacture and supply Shire with Contract DBS Test Kits in accordance with a Purchase Order.

2.2                               Territory.  As of the Effective Date,

(i)                                     Centogene hereby covenants that E:xisting DBS Test Kits are available or about to be available (Regulatory Approvals pending/in-process) for use in the Existing Countries listed in Exhibit 1; and

(ii)                                  the Parties plan or target the countries as set forth in Exhibit 2. Shire International GmbH may request from time to time from Centogene in a separate Development Order to develop a Contract DBS Kit for use in a certain country as listed in Exhibit 2 in accordance with Section 3.1 below; and

(iii)                               Centogene will discuss with Shire International GmbH in accordance with the procedure under Section 3.1 below and on the basis of the financial terms set forth under this Agreement how to develop a Contract DBS Kit for use in a certain country not listed in Exhibit 2 as of the Effective Date.

Without limiting the generality of the foregoing, Shire and Centogene will review a business model for [*****] and consider such business model.

2.3                               Contract DBS Test Kits.  The Contract DBS Test Kits will not bear any logo of or reference to Shire or any Shire Group Company. Contract DBS Test Kits will contain the following components:

•                  Filter card-with requested

•                  Patient/clinician information

•                  Plastic sleeve

•                  Self-addressed envelope

•                  Informed consent form

•                  Instruction flyer

•                  Large envelope (for kit production).

2.4                               Legal Manufacturer.  Centogene shall act as the Legal Manufacturer of the Contract DBS Test Kits and shall, subject to the provisions hereunder, solely bear all related legal and regulatory responsibility as the Legal Manufacturer of the Contract DBS Test Kits under Applicable Laws in the Territory as set forth under this Agreement. Subject to the provisions hereunder, Centogene shall bear the responsibility that the regulatory requirements for importation and distribution, within the agreed countries of the Territory are met.

2.5                               Release and Placing on the Market.  Centogene shall release and place on the market the Contract DBS Test Kits in accordance with the Specifications, Applicable Laws and Standards as the Legal Manufacturer under its own name in each country of the Territory. In particular and subject to the provisions hereunder, Centogene shall be responsible that the Contract DBS Test Kits comply with Applicable Laws in each country of the Territory.

2.6                               Conformity with Applicable Laws.  The Parties are aware of the importance of the Contract DBS Test Kits’ conformity with Applicable Laws, in particular the informed consent forms’ conformity with applicable data protection and gene diagnostic laws in each agreed country of the Territory as well as in the country where the Diagnostic Testing Services are performed. To ensure conformity with Applicable Laws in the Territory, Centogene will perform initial reviews and Yearly Reviews pursuant to Section 5.5, the costs of such reviews to be borne by the Parties pursuant to the provisions under Section 8.4.

2.7                               Distribution; withdrawal from a Country.  Shire and the Shire Group Companies shall have the right, but not the obligation, to distribute the Contract DBS Test Kits in the Territory. Shire and the Shire Group Companies shall have the right to withdraw from distributing Contract DBS Test Kits in one or more countries of the Territory and lo terminate corresponding payment obligations under Section 8 at any time by providing four (4) weeks prior written notice to

Centogene; provided, however, that Shire shall remain to be bound to order the amounts as provided in the latest Forecast and/or to any Development Orders or Purchase Orders already issued at the time of withdrawal and any payments pursuant to Section 8 where the respective cost estimate had already been approved by Shire and the respective Third Party thereupon irrevocably been contracted by Centogene.

2.8                               Framework Agreement.  This Agreement shall serve as a framework agreement under which Shire or Shire International GmbH, as indicated hereunder, may request from Centogene the Kit Development and/or supply with certain Contract DBS Test Kits from time to time on the basis of individual Development Orders and Purchase Orders, as the case may be. This Agreement shall apply to any development, manufacture and supply of Contract DBS Test Kits under a Development Order and/or Purchase Order. This Agreement shall not establish any obligation of Shire or any Shire Group Company to enter into any Development Orders and/or Purchase Orders. Each such Development Order or Purchase Order shall constitute a separate and distinct agreement and the terms and conditions of this Agreement shall be deemed incorporated by reference in each such Development Order and/or Purchase Order. In the event of any ambiguity, doubt or conflict between this Agreement and any terms and conditions appearing or referred to in any Development Order and/or Purchase Order, the terms and conditions of this Agreement shall take precedence over any terms and conditions of such Development Order and/or Purchase Order, unless such Development Order and/or Purchase Order makes explicit reference that the parties intend that a provision of such Development Order and/or Purchase Order takes precedence with respect to this Development Order and/or Purchase Order.

3.                                      Development of Contract DBS Test Kits

3.1                               General.  Shire International GmbH may request from time to time from Centogene in a request for quotation (RFQ) to develop a Contract DBS Test Kit for use in one or more countries in accordance with Applicable Laws and Regulatory Approvals. Centogene will submit a project proposal to Shire within [*****] Business Days upon receipt of the request for quotation for a respective country together with a proposal for a specific development plan and the estimated cost in accordance with the prices set forth in Exhibit 3. In the project proposal Centogene shall identify the suggested development steps for each of the countries requested by Shire, propose detailed timelines for the Kit Development and specify the development of the design and matrix for the filter cards, instructions and informed consents. Contract DBS Test Kits developed during the period of the Agreement by Centogene may contain some artwork content changes from the Existing DBS Test Kit and may require translation into additional languages. Subject to a further agreement between the parties on the specific Kit Development project, Shire International GmbH may submit a respective Development Order in accordance with such further agreement which shall be binding upon the parties of the Development Order.

3.2                               Regulatory Approvals: Local Requirements.  The Kit Development by Centogene shall include obtaining all Regulatory Approvals for Contract DBS Test Kits and meeting all regulatory requirements under Applicable Laws of the respective destination country required to import, distribute, supply and use the individual Contract DBS Test Kit in the respective destination country. Centogene shall make all reasonable efforts to develop and submit regulatory filings and obtain Regulatory Approvals for agreed Contract DBS Test Kits as fast as reasonably possible.

3.3                               Performance of Kit Development.  Centogene shall perform Kit Development in accordance with the relevant agreed Development Order, the Specifications. generally accepted professional standards, GLP, GMP and Applicable Laws and Standards. As the parties may agree in the relevant Development Order, the Kit Development may be done using the existing Centogene manufacturing platform for the DBS card and making necessary language and content changes to the Existing DBS Test Kit, as needed to meet Applicable laws in the respective destination country or as reasonably requested by Shire International GmbH. Kit Development may include, but no be limited, to the following scenarios:

	Scenario	Example
1	Slightly modify Existing DBS Test Kits (e.g. unformed consent form) for use in a country that is listed i:n Exhibit 1 without regulatory filing’	e.g. [*****]
2	Develop for use in a certain country that is not listed in Exhibit 1 without regulatory filing	e.g. [*****]
3	Develop for use in a certain country that is not listed in Exhibit: 1 with regulatory filing	e.g. [*****]
4	Modify Existing DBS Test Kit in a country that is not listed in Exhibit 1 With regulatory filing (“use an existing kit in a new geography”)	e.g. [*****]

Centogene — Shire Kit Development — for illustrative purposes only

3.4                               Time Frames.  Centogene shall make all reasonable efforts to develop Contract DBS. Test Kits in the time frames agreed and identified in the relevant Development Order. Centogene agrees to a Turnaround Time of [*****] Business Days for Development Orders, whereas Centogene may request a clock-stop during time periods that are required by Shire to review reasonable queries from Centogene.

3.5                               Subcontracting of Kit Development.  Centogene may propose to subcontract certain registration activities to. Third Party service providers with expertise in the, global registration process of in vitro diagnostics and Shire will reimburse documented expenditures in accordance with Section 8.4, provided that Centogene has obtained Shire’s prior written approval. Any agreements between Centogene and such Third Parties shall be made in writing and fully correspond to the agreements between Shire and Centogene. Centogene shall ensure that Centogene’s obligations under this Agreement will be fulfilled. In the event that Centogene fulfills its obligations through a notified subcontractor, Centogene shall remain fully liable for the fulfillment of its obligations under this Agreement Centogene shall be responsible for the qualification and validation of any subcontractor.

3.6                               Kit Component Aging Studies.  Centogene shall initiate promptly after the Effective Date and complete kit component aging studies aiming for establishing a [*****] shelf life of the Contract DBS Kits as set forth in Exhibit 5. Shire agrees to bear the cost set forth in Exhibit 5 up to [*****] €. In case Centogene decides to offer DBS test kits with a [*****] shelf life to customers other than Shire, Centogene will reimburse Shire of [*****] percent ([*****]%) of the cost of the aging studies set forth in Exhibit 5.

3.7                               Project Manager.  Each Party shall appoint an individual as project manager for each Kit Development project, who shall be named in the relevant Development Order (“Project Manager”). Centogene ‘s Project Manager shall be responsible person for the overall conduct of the Kit Development project and either Party’s Project Managers shall be the principal point of contact for the other Party for all matters relating to such Kit Development project. Ne her Party shall change the Project Manager without the other Party’s prior written consent.

3.8                               Variation.  Shire may request and Centogene shall not unreasonably withhold its consent to amend and/or supplement a Kit Development project. Further, Centogene may propose to amend and/or supplement a Kit Development project and Shire shall consider in good faith such change proposal and inform Centogene of its decision within ten (10) Business Days of receipt of Centogene’s change proposal. Centogene shall use all reasonable efforts to implement any change requests or change proposals agreed by the Parties as soon as possible and with no further financial adjustment. In the event that a change request or change proposal would result in cost increases or reductions and/or failures to meet agreed time lines, Centogene shall be obliged to notify such consequences in writing together with Centogene’s change proposal or within ten (10) Business Days after having received Shire’s change request. Should the Parties be unable to reach agreement on any change request or change proposal the JSC shall discuss the issue in good faith.

4.                                      Supply with Contract DBS Test Kits; Forecast Delivery

4.1                               Supply.  Centogene shall supply Shire with Contract DBS Test Kits as set forth in the relevant Purchase Order. Each Purchase Order will specify the respective Contract DBS Test Kit(s), the respective countries, languages, Specifications and other criteria to be met by Centogene under such Purchase Order. Any Purchase Order becomes valid upon acceptance by Centogene as outlined in Section 4.5.

4.2                               Resources.  Centogene shall be responsible for the purchase, including adequate stocking, of adequate supplies of all materials and components as necessary to manufacture Contract DBS Test Kits for supply to Shire under this Agreement in accordance with the relevant Purchase Order, Specifications and Applicable Laws. Centogene shall be responsible that all manufacturing takes place at the Facility with appropriately trained staff to fulfill Centogene’s obligations under this Agreement. Centogene shall ensure through its Third Party subcontractor at its own expense, that the Facility and all equipment required for the manufacture of Contract DBS Test Kits are in a state of repair and operating efficiency consistent with the requirements of GMP, Standards and Applicable Laws. In any case Centogene shall remain fully liable to manufacture and supply the Contract DBS Test Kits in accordance with the terms and conditions of this Agreement.

4.3                               Qualification, Validation. Centogene shall be responsible for the performance of all needed qualification and validation activities of the Facility, equipment and cleaning and maintenance processes employed in the manufacturing process of Contract DBS Test Kits in accordance with GMP, GLP, Applicable Laws, Standards and Regulatory Approvals.

4.4                               Rolling Forecast.  Shire will provide Centogene with a rolling forecast for a period of up to eighteen (18) months (“Forecast”). Shire will update the Forecast quarterly at the latest in each case thirty (30) days before 1 January, 1 April, 1 July and 1 October. The Forecast will therein be binding as follows:

(i)                                     hundred percent (100%) of the forecasted amounts for months one to three (1 - 3) will be binding for both Parties, i.e. Shire commits to order the forecasted amounts and Centogene agrees to supply Shire with the forecasted amounts and up to one hundred percent (120%) of the forecasted amounts in the agreed Turnaround Times as stated In Section 3.4 and 4.7; exceeding amounts can be ordered by Shire and will be supplied by Centogene on timelines to be agreed; and

(ii)                                  the amounts forecasted for months four to eighteen (4 -18) are non-binding for both Parties.

4.5                               Purchase Orders.  Shire will issue Purchase Orders which set forth (i) the quantities of Contract DBS Test Kits on a quarterly basis and (ii) requested Delivery dates. Purchase Orders shall become binding if Centogene has not rejected the Purchase Order in writing within five (5) Business Days from receipt of the Purchase Order. For clarity, any addition by Centogene in an order acceptance or similar document that is different from the terms of the Purchase Order Purchase will be deemed a rejection of Shire’s Purchase Order. Any terms that are in addition to or different from the terms of the Purchase Order that are contained in any order acceptance or similar document issued by Centogene will be of no force or effect unless expressly accepted by Shire in writing.

4.6                               Minimum Order.  Shire agrees to receive and pay a minimum purchase quantity of [*****] Contract DBS Test Kits for each Contract DBS Test Kit per language., provided that Shire shall order at least [*****] Contract DBS Test Kits In each single Purchase Order, such Purchase Order to contain [*****] language-specific Contract DBS Test Kits; apart from that no minimum purchase volumes shall exist. Centogene will produce Contract DBS Test Kits so as to supply Shire with Contract DBS Test Kits as forecasted and bindingly committed under Section 4.4(i).

4.7                               Minimum Stock: Turnaround Times.  Centogene shall manufacture and store, or cause its Third Party subcontractor to produce and/or store, under appropriate conditions a minimum stock of Contract DBS Test Kits, including raw materials for such Contract DBS Test Kits, as mutually agreed between the Parties. Centogene agrees to Turnaround Times for Purchase Orders of [*****] Business Days.

4.8                               Delivery.  Unless a deviating delivery term (pursuant to lncoterm 2010) has. been agreed within the relevant Purchase Order, Centogene shall deliver the Contract DBS Test Kits in accordance with the Specifications DDP (delivered duty paid as defined by lncoterms 2010), which means that Centogene delivers the Contract DBS Test Kits when the Contract DBS Test Kits are placed at the disposal of Shire, a certain Shire Group Company indicated by Shire in the Purchase Order or any Third Party designated by Shire, cleared for import on the arriving means of transport ready for unloading at the place of destination and at the date specified in the relevant Purchase Order (“Delivery”). Subject to this Section 4.8, Centogene shall bear all the costs and risks involved in bringing the Contract DBS Test Kits to the named place. Centogene has to clear the Contract DBS Test Kits for export and import and to carry out any customs formalities for export, transportation and import, provided, however, that (i) Shire shall reasonably assist Centogene with customs clearance, in particular that Shire shall provide any documentation and execute any documents required to assist customs clearance and to meet the import customs formalities of any country of the Territory; and (ii) that Shire shall reimburse Centogene of any reasonable and documented costs to meet the import customs formalities of the relevant country of the Territory.

4.9                               Delays.  Centogene shall ensure prompt Delivery to Shire, a certain Shire Group Company indicated by Shire in the Purchase Order or to any Third Party designated by Shire on the Delivery date agreed in the Purchase Order. In the event Centogene becomes aware that it cannot deliver Contract DBS Test Kits in accordance with the timelines mutually agreed by the Parties in accordance with Sections 3.4 and 4.7 and set forth in a Purchase Order to Shire, the indicated Shire Group Company or to any Third Party designated by Shire, because Centogene will not meet the Specifications, GMP or for any other reason, Centogene shall promptly notify Shire of such occurrence. The Parties shall promptly discuss the reasons for such occurrence through the Project Managers. Centogene shall present possible solutions and propose an alternate Delivery date. Centogene shall promptly adhere to all instructions provided by Shire to solve the issue and shall promptly implement all actions required to meet the new Delivery date.

4.10                        Reporting.  Centogene shall provide Shire on a monthly basis with a status report on the Kit Development, manufacture and supply of Contract DBS Test Kits. The monthly status report shall include, but not be limited to the following:

•                  Development Orders and Purchase Orders received per country/language (numbers and date in)

•                  Contract DBS Test Kits delivery per country/language(numbers date out)

•                  Turnaround Time between Centogene’s receipt of the Development Order Purchase Order and DBS shipment out and variance (numbers shipped versus ordered)

•                  Contract DBS Test Kits returned (date of return) - e.g. if expired

•                  Contract DBS Test Kits recalled (type of Contract DBS Test Kits; date of recall); in case of quality/safety issue: number of Contract DBS Test Kits received back (type, date, quantity)

•                  List of countries/languages where Contract DBS Test Kits are distributed

4.11                        Non-Conforming Product.  If Shire notifies Centogene and specifies in reasonable detail that a certain Delivery of Contract DBS Test Kits does not meet the Specifications or Applicable

Laws in the Territory, was not developed according to the relevant Development Order or was not manufactured according to GMP and the relevant Purchase Order, Shire is, subject to the procedure set forth in Section 4.12 in case of disagreement, entitled to reject all or any part of a delivered batch of Contract DBS Test Kits. In any case Centogene shall answer any of Shire’s questions without undue delay not to exceed ten (10) Business Days after receipt of Shire’s question and provide Shire with all information requested or necessary to evaluate the batch in question. If such non-conformance is not due (in whole) to acts or omissions of Shire or any Third Party after Delivery, Centogene shall, subject to the procedure set forth in Section 4.12 in case of disagreement, at Shire’s discretion, (i) refund that part of the payment that relates to the production of such defective Contract DBS Test Kits (ii) or replace such Contract DBS Test Kits a.t its own cost and expense and further refund all transportation costs regarding the return of Contract DBS Test Kits to Centogene. In the event Centogene is required to replace such defective Contract DBS Test Kits; Centogene shall use best efforts to replace such Contract DBS Test Kits with a minimum delay.

4.12                        Independent Expert.  In case of any disagreement between the Parties as to whether a certain Delivery of Contract DBS Test Kits conforms to the applicable Specifications, the Alliance Managers will discuss in good faith o attempt to resolve any such disagreement and Centogene and Shire will follow the respective SOPs to determine the conformity of the Contract DBS Test Kits to the Specifications. If the foregoing discussions do not resolve the disagreement in a reasonable time(which will not exceed thirty (30) days), a representative sample of such Contract DBS Test Kits will be submitted to an independent testing laboratory mutually agreed upon by the Parties for tests and final determination of whether such Contract DBS Test Kits conforms with such Specifications. The laboratory must be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either Party. Such laboratory will use the test methods contained in the applicable Specifications. Absent manifest error, determination of conformance by such laboratory with respect to all or part of such batch of Contract DBS Test Kits will be final and binding on the Parties. The Party against whom the determination is made will pay the fees and expenses of the laboratory incurred in making such determination.

5.                                      Regulatory

5.1                               General.  Centogene will release and place on the market the Contract DBS Test Kits manufactured by Centogene in accordance with the Specifications, Applicable Laws and Standards as the Legal Manufacturer under its own name. Subject to the provisions of Section 5.5, Centogene will be responsible that the Contract DBS Test Kits, including but not limited to the Patient’s informed consent forms, comply at the point of time of the Yearly Review with Applicable Laws and Standards of the respective destination country.

5.2                               Regulatory Approvals.  All Regulatory Approvals in the Territory, to the extent necessary under Applicable Laws, will be held in the name of Centogene. Where necessary under Applicable Laws, Centogene shall be solely responsible for all regulatory activities, regulatory reporting and maintenance requirements and medical information services, in each case relating to an individual Contract DBS Test Kit and its respective destination country. In particular, Centogene shall obtain and constantly maintain all Regulatory Approvals required to market and distribute an individual Contract DBS Test Kit in its destination country or parts thereof. Centogene shall be responsible for all regulatory filings and related regulatory pre-submission and post-submission activities with respect to an individual Contract DBS Test Kit in its destination country and shall bear all costs in connection with obtaining and maintaining Regulatory Approvals in the Territory. Centogene will be the sole interface with and otherwise handle all correspondence, meetings and other interactions with the relevant Regulatory Authorities concerning the Regulatory Approvals of the individual Contract DBS Test Kits in their respective destination countries.

5.3                               Regulatory Data.  Centogene will maintain and store all regulatory data relating to Contract DBS Test Kits, such as results of experimentation and testing, processes, laboratory records, clinical, analytical and quality control data, data analyses, reports, manufacturing data, techniques, processes and summaries, other information contained in the technical files of the Contract DBS Test Kits and any updates thereof.

5.4                               Regulatory Activities.  Where necessary under Applicable Laws, Centogene will make all reasonable efforts to develop and submit regulatory filings and obtain Regulatory Approval for Contract DBS Test Kits as fast as reasonably possible. Centogene, on an on-going basis and at any time upon request, will keep Shire informed of its planned and actual regulatory activities and its communications with Regulatory Authorities regarding Contract DBS Test Kits. Centogene shall timely inform Shire of any scheduled meetings with Regulatory Authorities in the Territory.

5.5                               Monitoring and Information Obligation.  Centogene will, as part of the activities covered by the General QM fee., diligently monitor Applicable laws or Standards of the Territory in accordance with Centogene’s internal quality system and Applicable Laws to ensure compliance of the Contract DBS Test Kits, in particular the informed consent form, with Applicable Laws and Standards, so that compliance is ensured at least once every twelve (12) months starting from January 1, 2016 and thereupon every January 1 of each subsequent calendar year (“Yearly Review”). Centogene shall provide Shire on a quarterly basis with a rolling overview of the status of the Yearly Review on a country-by- country basis in the format set forth in Exhibit 6. Centogene shall inform Shire of any changes immediately after it becomes aware of any changes to Applicable Laws or Standards that would affect the manufacture, supply, distribution and provisions of any Contract DBS Test Kits in any country of the Territory.

6.                                      Quality

6.1                               Quality Systems.  Centogene shall be obliged to maintain and diligently document a quality assurance system and a risk management system for the manufacture and supply of Contract DBS Test Kits in accordance with Applicable Laws, Standards and Regulatory Approvals as evidenced by certificates from Regulatory Authorities, such certificates to be based on Applicable Laws and Standards governing the manufacture and distribution of the product, as classified on the Effective Date. In the EU. the Contract DBS Kit is, as of the Effective Date, classified as a Class I IVD device. Centogene’s quality systems shall include written policies and procedures that address, at a minimum, the following: Quality System including: design control, training, supplier & purchasing controls, supplier audits, vendor change notifications, facilities and equipment, exception / deviation notification, Complaint reporting and CAPA; facilities and equipment systems; laboratory control systems; data protection, protection of IT networks.

6.2                               Shire Audit Requirements.  Shire, Shire Group Companies or a mutually agreed Third Party may, upon written request, conduct an audit once every two (2) years at Centogene’s facilities in Restock during normal business hours of the manufacturing controls, quality control testing, Centogene’s oversight of assembly/manufacturing operations and storage, including appropriate quality records. Shire may also conduct ‘for cause’ audits at shorter notice to address serious or on-going supply or quality issues.

6.3                               Validation Studies.  Centogene shall perform, where required under Applicable Laws, and provide Shire with updated validation studies and stability studies on a yearly basis at its own costs.

7.                                      Vigilance

7.1                               Vigilance System.  Centogene shall maintain and document a vigilance system for Contract DBS Te.st Kits which is in accordance with Regulatory Approvals, Applicable Laws and Standards. To the extent required by Applicable Laws, Centogene shall be responsible for literature review, maintaining a global safety database, Incident reporting, Incident follow-up reports, preparation and submission of all safety reports towards Regulatory Authorities, as well as deciding upon and conducting any field safety corrective notices/ actions, subject to the terms of this Agreement.

7.2                               Shire Assistance.  Shire will report Incidents. to Centogene and assist in the conduct of field corrective actions, e.g. recalls, under responsibility of Centogene. Shire shall notify Centogene of any Incident immediately, but not later than one (1) calendar day after awareness of Shire. Such notice shall be forwarded to Centogene by email and include the name, address, and telephone number of the person making the Complaint or report of an Incident, the Contract DBS Test Kit(s) involved and the nature of the incident.

7.3                               Incident Investigation.  Centogene shall be responsible for the evaluation of reported Incidents. Centogene shall investigate any report of an Incident. Shire shall cooperate with, and provide reasonable and necessary information and assistance to, Centogene in connection with such investigation. Centogene shall immediately notify Shire of the results of any investigation related to Contract DBS Test Kits.

7.4                               Meetings.  Centogene and Shire shall meet. in a timely fashion and from time to time as may be reasonably required, to discuss and implement Incident reporting and consultation procedures for Incidents as well as problem solutions.

7.5                               Field Safety Actions; Cost.  To the extent required by Applicable Laws, Centogene shall be responsible for any field safety notices and field safety corrective actions regarding the Contract DBS Test Kits in the Territory. Centogene shall then bear the cost and expense of any field safety notices and field safety corrective actions resulting from the manufacture and quality assurance of the Contract DBS Test Kits to the extent that the Contract DBS Test Kits was manufactured and quality assured by Centogene, except to the extent that such field safety notices or field safety corrective action results from Shire’s negligence or willful misconduct.

8.                                      Price and Terms of Payment

8.1                               Prices.  The prices for Kit Development, manufacture and supply of Contract DBS Test Kits and other specified services to be rendered by Centogene are set forth in Exhibit 3. Notwithstanding Section 8.8, the Parties will negotiate in good faith on a bi-annual basis volume,-based discounts to the prices set forth in Exhibit 3.

8.2                               Supply.  Centogene shall invoice Shire upon Delivery of Contract DBS Test Kits.

8.3                               Kit Development.  Kit Development fees as defined in Exhibit 3 will be invoiced by Centogene to Shire Inc. immediately upon completion (i.e. obtaining Regulatory Approval for the relevant country(ies)) of the respective Contract DBS Test Kit. It is expressly agreed between the Parties that Centogene will develop and obtain Regulatory Approval for Contract DBS Test Kist for use in [*****] in the English language at its own costs and that Shire will not bear any Kit Development fees or Third Party costs under Section 8.4(i) and (iii) for use in [*****] in the English language.

8.4                               Third Party Expenditures to be borne by Shire.  Centogene shall bear all costs for the use of Third Party consultants, unless Shire Inc. participates in the costs as set forth under this Section 8.4. Only upon provision of a detailed cost estimate and subject to prior written approval by Shire International GmbH, actual and documented costs by Centogene for use of certain Third Party consultants will be reimbursed by Shire Inc. together with a [*****]% mark-up as follows:

(i)                                     use of a Third Party regulatory service provider to obtain Regulatory Approval for any country; or

(ii)                                  use of a legal counsel reasonably acceptable to Shire as part of the Yearly Review to ensure compliance of tile informed consent form of an individual Contract DBS Test Kit with Applicable Laws in an Existing Country for which Shire was the only customer in the preceding [*****] months and where Shire and/or the responsible physicians on the basis of the previously delivered individual Contract DBS Test Kits did not send in [*****] for Diagnostic Testing Services to Centogene in the [*****] months preceding the start of the latest Yearly Review; or

(iii)                               use of a legal counsel reasonably acceptable to Shire for the initial review and as part of the Yearly Review to ensure compliance of the informed consent form with Applicable Laws in a New Country in which (apart from distribution through a Shire Group Company) no Existing DBS Test Kits are being commercialized or distributed by Centogene, directly or indirectly through a Third Party.

Third Party expenditures shall be invoiced immediately after payment of such expenditures by Centogene to Shire Inc. together with the [*****]% mark-up, provided that Centogene presents originals of the Third Party invoices.

In cases of (ii) and (iii) above, Centogene shall upon receipt of the Forecast pursuant to Section 4.4 within ten (10) Business Days inform Shire in writing of any country included in Shire’s Forecast in which Centogene would cease distributing or commercializing (directly or indirectly through a Third Party) Existing DBS Test Kits in the Territory or Contract DBS Test Kits if no Contract DBS. Test Kits were ordered by Shire, provided, however, that any such cease would not occur less than six (6) months from the date of information to Shire hereunder.

8.5                               Third Party Expenditures to be Shared.  Centogene shall not commercialize or distribute, directly or indirectly through a Third Party, Existing DBS Test Kits or Contract DBS Test Kits in any country for which Shire Inc. has to bear the costs for use of a legal counsel pursuant to Sections 8.4(ii) or 8.4(iii), unless Centogene agrees to bear the costs for use of the legal counsel with respect to such country as follows: In case Centogene decides at any time during the Term of the Agreement to commercialize or distribute DBS test kits in any country for which Shire Inc. has to bear the costs for use of a legal counsel pursuant to Sections 8.4(ii) or 8.4(iii), Centogene shall immediately inform Shire of its decision in writing and costs for use of such legal counsel shall be shared equally (50% / 50%) between Shire Inc. and Centogene with respect to such country.

8.6                               Annual Fees.  Annual QM fee and storage fee will be invoiced by Centogene to Shire Inc. annually as mutually agreed; annual fees will be prorated for any time period that is less than one year (e.g. - last months of the contract). Quality control steps Will be paid within thirty (30) days after completion and receipt of the report of test results. The annual QM fee and storage fee shall become due for the first contract year of the term thirty (30) days after signature of this Agreement

8.7                               Payment Term.  Payment Will be made within thirty (30) days of receipt of invoice.

8.8                               Cost and Quality Improvement.  Notwithstanding Section 8.1, Centogene shall be reasonably committed to developing and implementing continuous cost and quality improvement programs. including by seeking productivity improvements, by purchasing quality materials at lower cost and by improving testing processes. Centogene shall inform Shire of any substantial cost saving opportunities and the Parties agree to negotiate in good faith reductions to the respective prices set forth in Exhibit 3. If, in Shire’s reasonable opinion based on general developments in the area of DBS test kit manufacturing, costs for DBS test kit manufacturing decrease substantially during the term of this Agreement, Shire shall have the right to propose an adjustment of the prices set forth in Exhibit 3 and Centogene shall consider in good faith such proposal within sixty (60) days after receipt of Shire’s adjustment proposal. Should the Parties be unable to reach agreement within sixty (60) days after Centogene’s receipt of Shire’s adjustment proposal, the adjustment, if any, shall be determined by an independent expert appointed in accordance with the WIPO Expert Determination Rules. The language to be used in the expert determination proceedings shall be English.

9.                                      General Obligations

9.1                               Personnel.  Centogene shall exercise, and ensure that any personnel involved exercise, all reasonable skill, care, and diligence in the performance of the activities under this Agreement. Centogene shall ensure that any personnel who perform the activities under this Agreement are technically competent and suitably qualified to carry out the parts of the activities assigned to them.

9.2                               Facility.  Centogene shall, at its own cost and expense, ensure that at all times during the term, the Facility is in a qualified and validated state appropriate for the manufacture of Contract DBS Test Kits as required by GLP, GMP, the terms of this Agreement, Applicable Laws, Standards and Regulatory Authorities. Centogene shall be responsible for validating the equipment used for the manufacture of Contract DBS Test Kits (including conducting installation, operational and performance qualification).

9.3                               Business Continuity.

(a)                                 Centogene acknowledges the Importance to Shire of an uninterrupted supply of Contract DBS Test Kits. Centogene shall take, throughout the term of the Agreement, all necessary steps to identify and mitigate potential threats to its ability to manufacture and supply Contract DBS Test Kits. In particular Centogene shall prepare within sixty (60) calendar days after the Effective Date a written business continuity and risk mitigation plan designed to maintain continuity of the manufacture and supply with Contract DBS Test Kits under adverse conditions (“Business Continuity Plan”). Such Business Continuity Plan shall be reasonably satisfactory to Shire. Centogene shall implement the Business Continuity Plan during the term of the Agreement.

(b)                                 During the term of the Agreement Centogene shall promptly notify Shire in writing of any potential disruption to the manufacturing and supply of Contract DBS Test Kits. Centogene shall evaluate and update the Business Continuity Plan on a yearly basis. Upon request of Shire at any time, Centogene will present the Business Continuity Plan to Shire, including documentation on the implementation of such Business Continuity Plan. Centogene shall consider in good faith any reasonable comments that Shire may have with respect to the Business Continuity Plan and shall incorporate Shire’s comments in the Business Continuity Plan as agreed by the Parties without undue delay.

9.4                               Supply Failure.  Without limiting any other rights or remedies of Shire, if any, particularly in case of a force majeure event, if there is, or the Parties mutually determine there is likely to be, a Supply Failure, then Shire shall have the right to purchase DBS test kits from any Third Party manufacturer and Centogene shall process such DBS cards without additional processing fee (as defined in Section 3.2 of the Global Master Services Agreement), as will be set forth in an amendment to the Global Master Services Agreement.

9.5                               No Conflict.  Centogene shall not, during the term of this Agreement, enter into any agreements that limit its capacities and resources which are required lo meet the obligations assigned in this Agreement or a Development Order and/or Purchase Order. Centogene will ensure all staff necessary to provide the activities under this Agreement in accordance with the terms of this Agreement.

9.6                               No Exclusivity.  Nothing in this Agreement shall prevent Shire from obtaining its demand for DBS test kits, which are not processed by Centogene under the Global Master Services Agreement, from any Third Party.

10.                               Alliance Managers; Joint Steering Committee

10.1                        Alliance Managers.  The individuals identified as Alliance Managers under the Global Master Services Agreement for diagnostic services shall serve as main points of contact also for the activities under this Agreement.

10.2                        Joint Steering Committee (JSC).  The Joint Steering Committee established under the Global Master Services Agreement shall also ensure the overall success of the activities under the Agreement.

11.                               Confidentiality

11.1                        Confidentiality.  All Confidential Information disclosed, revealed or otherwise made available by one Party and its Affiliates (“Disclosing Party”) to the other Party and its Affiliates(“Receiving Party”) under, or as a result of, this Agreement is furnished to the Receiving Party solely to permit the Receiving Party to exercise tis rights, and perform its obligations, under this Agreement. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any Third

Party, without the prior written authorization of the Disclosing Party. The same shall apply to any Confidential Information disclosed with regards to the activities to be provided under this Agreement before the Effective Date.

11.2                        Safeguards.  In furtherance of the Receiving Party’s obligations under Section 11.1 hereof, the Receiving Party shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information. Without limiting the generality of this Section 11.2, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its officers. employees, commercial agents, distributors, consultants, licensees, potential licensees and financial investors that have a need to know the Disclosing Party’s Confidential Information, in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement and only if such officers, employees, agents, consultants, licensees, potential licensees and financial investors have executed appropriate non-disclosure agreements containing substantially similar terms regarding confidentiality as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall furnish the Disclosing Party with immediate written notice of any unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information and shall take all actions that the Disclosing Party reasonably requests in order lo prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

11.3                        Exceptions.  The Receiving Party’s obligations under Section 11.1 and 11.2 hereof shall not apply to the extent that the Receiving Party can prove by written evidence that the respective Confidential Information:

(a)                                 passes into the public domain, or becomes generally available to the public through no fault of the Receiving Party;

(b)                                 was known to the Receiving Party prior to disclosure hereunder by the Disclosing Party;

(c)                                  is disclosed, revealed or otherwise made available to the Receiving Party by a Third Party that is under no obligation of non-disclosure and/or non-use to the Disclosing Party;

(d)                                 is required to be disclosed under Applicable Laws or by court order; provided, however, that the Receiving Party shall furnish the Disclosing Party’s with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit the Disclosing Party, in its sole discretion, to take appropriate action in order to prevent the Disclosing Party’s Confidential Information from passing into the public domain or becoming generally available to the public; or

(e)                                  is independently developed by the Receiving Party without breach of this Agreement as evidenced by contemporaneous written records.

11.4                        Return of Information.  Upon expiration or termination of this Agreement for any reason whatsoever, the Receiving Party shall return to the Disclosing Party, or destroy, as the Disclosing Party shall specify in writing, all copies of all documents and other materials that contain or embody any of the Disclosing Party’s Confidential Information, except to the extent that the Receiving Party is required by Applicable Laws or permitted under this Agreement to retain such documents and materials. Within thirty (30) calendar days after the date of expiration or termination of this Agreement, the Receiving Party shall furnish the Disclosing Party with a written certificate, confirming that the Receiving Party has complied with its obligations under this Section 11.4.

11.5                        Survival.  All of the Receiving Party’s obligations under Section 11.1 and 11.2 hereof, with respect to the protection of the Disclosing Party’s Confidential Information, shall survive the expiration or termination of this Agreement for any reason whatsoever.

12.                               Intellectual Property

12.1                        Ownership of Centogene Intellectual Property.  Nothing in this Agreement shall affect Centogene’s ownership of the Centogene Intellectual Property.

12.2                        Centogene’s License to Shire.  Centogene hereby grants to Shire and any Shire Group Company a non-exclusive, worldwide, fully paid-up, irrevocable and transferable license, with the right to grant sublicenses, to the Centogene Intellectual Property only to the extent necessary or useful to distribute and provide Contract DBS Test Kits to Physicians in the Territory.

12.3                        Third Party IP.  In the event either Party becomes aware of any Third Party Intellectual Property Rights which might interfere with the Kit Development, manufacture, supply and distribution of Contract DBS Test Kits, it shall immediately inform the other Party hereof. Each Party shall reasonably assist the other Party or any Affiliate of the other Party, at the other respective Party’s expense, in defending itself against a Third Party claim, which would impair the Kit Development, manufacture, supply and distribution of Contract DBS Test Kits. Each Party shall furnish the other Party with written notice of any and all infringements and other unauthorized uses by any Third Party of Contract DBS Test Kits promptly after it receives notice thereof.

13.                               Representations And Warranties

13.1                        General Centogene Warranties.  Centogene warrants and represents that

(a)                                 it has all governmental and other approvals necessary for ii to manufacture and supply Contract DBS Test Kits in accordance with the terms of this Agreement the relevant Development Order and/or Purchase Order, Regulatory Approvals, Applicable Laws and Standards;

(b)                                 it is not party to any agreement that would prevent it from fulfilling its obligations under this Agreement;

(c)                                  it has and will maintain during the term the experience, the scientific know-how, the human resources and the capacities required to manufacture and supply the amounts of Contract DBS Test Kits set forth in the Forecast;

(d)                                 to its present knowledge, as of the Effective Date, the Centogene Intellectual Property Rights for purposes of this Agreement do not infringe any Third Party Intellectual Property Rights;

(e)                                  as of the Effective Date, Centogene has not received any communication from any Third Party that the Existing DBS Test Kit. including the informed consent form, is not in compliance with any Applicable Laws;

(f)                                   as of the Effective Date, no material litigation, arbitration or administrative proceeding is pending or threatened in relation to the Existing DBS Test Kits, except for proceedings required to obtain necessary regulatory approvals; and

(g)                                  as of the Effective Date, Centogene conducts no activity that involves or relates to or is alleged to involve or relate to fraud, the proceeds of crime, corruption or any other similar matter.

13.2                        Contract DBS Test Kit Warranties upon Delivery.  Centogene warrants and represents that upon Delivery and with regard to the specific Contract DBS Test Kit delivered

(a)                                 such Contract DBS Test Kits will comply to the Specifications and GMP;

(b)                                 such Contract DBS Test Kits, in particular the informed consent form delivered , at least (i) complied to Applicable Laws and Standards in the respective intended destination country as of the date of the last Yearly Review undertaken or (ii) were reviewed for compliance and complied even after the date of the last Yearly Review; and

(c)                                  unencumbered title to such Contract DBS Test Kits will be transferred to Shire or the respective Shire Group Company.

13.3                        Anti-Bribery.  Centogene represents, warrants and covenants that neither Centogene nor any Affiliate of Centogene nor any officer, employee or agent of Centogene (or any of its Affiliates) has, nor shall it, offer, promise, give or receive, any financial or other advantage in violation of the Bribery Act 2010 (UK) or Foreign Corrupt Practices Act 1977 (USA), as amended from lime to time, respectively, or any comparable laws in any country from which or to which services are provided by or for Centogene under this Agreement (collectively, “Anti-Bribery Laws”) and Centogene and its Affiliates shall each maintain procedures designed to prevent bribery falling within the Bribery Act 2010. Centogene further represents, warrants and covenants that no person employed by Centogene and no person acting as agent of Centogene in connection with Centogene’s obligations under this Agreement (other than those persons who have been notified from time to time by Centogene to Shire and in respect of whom Shire has provided its prior written approval), is an official of the Government of any country (or of any agency of such government), and that no part of any monies or consideration paid to Centogene under this Agreement shall accrue for the benefit of any such official. For the purposes of enabling Shire to monitor its compliance with Anti-Bribery Laws, Centogene shall make available for audit by Shire or its designee, ·upon Shire’s reasonable request at any time during the Term, books, records and other documentation relevant to Centogene’s business activities conducted pursuant to this Agreement.

13.4                        Insurance.  Centogene shall maintain liability and other appropriate forms of insurance at levels sufficient to support its indemnification obligations assumed herein but in no case shall this insurance be less than the minimum limits shown below:

(a)                                 workers compensation and/or employers liability to limits required by Applicable Laws;

(b)                                 General liability insurance in amounts of € [*****] per occurrence and € [*****] in the annual aggregate;

(c)                                  Products liability insurance in amounts of € [*****] per occurrence; and € [*****] in the annual aggregate

(d)                                 Errors & omissions liability insurance in amounts of € [*****] per occurrence and in the annual aggregate;

(e)                                  Technology errors and omissions liability (including coverage for electronic media activities, network operations security liability, privacy liability and miscellaneous professional liability in amounts of € [*****] per claim and in the annual aggregate; and

(f)                                   Crime coverage (employee dishonesty and computer fraud), including an endorsement and/or coverage amendment for Third Party coverage (client coverage) in the amounts of € [*****] per each and every event.

Should any insurance be provided on a ‘claims made’ basis such insurance shall be maintained for a period of five (5) years following the expiration or termination of this Agreement. All such insurances will be provided by a company or companies licensed to do business in Germany having a financial rating of not less than A- Viii In the most current edition of Best’s Key Rating Guide. Centogene shall provide a certificate of insurance evidencing such coverage as requested by Shire. The minimum limits of insurance required shall not be construed to create a limit of Centogene’s liability or indemnification obligations under this Agreement.

14.                               Indemnification

14.1                        No Liability.  Shire does not accept any liability or damage claims related to the manufacture, quality control, release and placing on the market of any Contract DBS Test Kits in the Territory.

14.2                        Indemnification by Centogene.  Centogene shall, at its sole expense, indemnify, defend and hold harmless Shire, its Affiliates and their respective officers, directors, agents and employees (the “Shire Indemnitees”) from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) due to

(a)                                 a failure to manufacture, quality control, release, supply and placing on the market of Contract DBS Test Kits in the Territory in accordance with Regulatory Approvals, GMP or GLP; or

(b)                                 any negligent or willful actor omission of Centogene in the Kit Development; or

(c)                                  any breach of a warranty under Section 13.1 or 13.2 above;

provided, however, that Centogene will not be liable to indemnify the Shire Indemnitees for any Losses to the extent that such Losses were caused by the negligence or willful misconduct of the Shire lndemnitees.

14.3                        Procedure.  Shire shall notify Centogene promptly in writing upon learning of any Third Party action in respect of which indemnification may be sought under Section 14.1. Centogene shall (i) actively defend against every claim using counsel approved by Shire, such approval not to be unreasonably withheld or delayed; (ii) shall promptly inform Shire and its attorneys of all developments concerning Shire lndemnitees; and (iii) shall generally consult with Shire regarding the strategy of the defense of any claim. The Shire lndemnitees shall reasonably cooperate with. Centogene in defending or settling any such claim. No settlement of any claim for which indemnification is sought, shall be made without the prior written approval of Centogene. Centogene will have sole control over the defense and/or settlement, subject to the Shire lndemnitees’ right to select and use their own counsel at their sole cost and expense.

15.                               Term, Termination

15.1                        Initial Term.  This Agreement shall come into force at the Effective Date and shall remain in full force for the term of the Global Master Services Agreement.

15.2                        Termination by Shire.  Shire shall have the right to terminate the Agreement and/or any Development Order and/or Purchase Order for certain Contract DBS Test Kits with immediate effect by providing written notice to Centogene in case

(a)                                 Centogene experiences a Change of Control in which a company or group of companies is the acquirer (by asset purchase, merger, consolidation, reorganization or otherwise) who, (i) is a direct competitor of Shire or any Shire Group Company with regards to Shire Products; or (ii) causes a conflict of interest in providing Services or (iii) may, as a result of such Change of Control, cause Centogene’s lack of the technical, personnel or other organizational excellence necessary to perform Diagnostic Testing Services in accordance with the Parties’ intention to find any remaining unidentified patients of lysosomal storage diseases by the year 2020;

(b)                                 Subject to Section 15.4, Centogene commits a material breach or default of any of its obligations hereunder, which shall include (i) inability or unwillingness to at all manufacture and supply Contract DBS Test Kits for a period longer than two (2) months, (ii) failure to deliver Contract DBS Test Kits in accordance with the provisions hereunder, (iii) failure to manufacture Contract DBS Test Kits and/or maintain the Facility in accordance with GMP, GLP or material findings in an audit, (iv) breach of a representation and warranty under Section 13;

(c)                                  Centogene’s financial situation substantially deteriorates; or

(d)                                 Centogene ceases to provide diagnostic laboratory services,

(e)                                  Centogene loses any regulatory authorizations or certification required to provide Diagnostic Testing Services or to manufacture and supply Contract DBS Test Kits In accordance with Applicable Laws, Standards, GMP and GLP.

15.3                        Termination by Centogene.  Centogene shall have the right to terminate the Agreement and/or any Development Orders and/or Purchase Orders with immediate effect by providing written notice to Shire in case that

(a)                                 subject to Section 15.4, Shire commits a material breach or default of any of its obligations hereunder, which shall include Shire’s failure to meet Its payment obligations after appropriate written reminders by Centogene by more than sixty (60) days in three (3) consecutive calendar months; or

(b)                                 Shire’s financial situation substantially deteriorates.

15.4                        Material Breach.  In the event that either Party commits a material breach or default of any of its obligations hereunder, the other Party shall give the breaching Party written notice of such material breach or default, and shall request that such material breach or default be cured as soon as reasonably practicable. In the event the breaching Party fails to cure such breach or default within thirty (30) calendar days after the date of the non- breaching Party’s notice thereof, the non-breaching Party may terminate this Agreement and/or any Development Order and/or Purchase Order pursuant to Section 15.2(b) or 15.3(a), as the case may be. In case the breach is incapable of cure, the non-breaching party is entitled to terminate this Agreement and/or any Development Orders and/or Purchase Orders with immediate effect without the need to grant a cure period. Termination of this Agreement in accordance with Section 15.2(b) or 15.3(a), as the case may be, shall not affect or impair the non-breaching Party’s right to pursue any legal remedy, Including, but not limited to, the right to recover damages, for any harm suffered or incurred by the non-breaching Party as a result of such breach or default.

15.5                        Additional Termination by Shire.

15.6                        Consequences of Termination.  Any Development Orders. and/or Purchase Orders which are still on-going at the time of termination shall continue to be effective in accordance with the terms of this Agreement and the relevant Development Orders and/or Purchase Orders until fulfillment of such Development Order and/or Purchase Order, unless Shire has terminated the Development Order and/or Purchase Order in accordance with Section 15.2 or 15.5.

15.7                        Survival.  Termination of this Agreement for whatever reason shall not affect the accrued rights of the Parties under or out of this Agreement, and Sections 1, 2.7, 6.1, 7.1, 7.2, 7.3, 7.5; 11, 12.1, 13.4, 14, 15.6, 16.1, 16.3 to 16.7 shall survive the termination and remain in full force and effect. Any expiration or termination of this Agreement shall be without prejudice to the rights or payment claims of either Party against the other accrued or accruing under this Agreement prior to expiration or termination.

16.                               Miscellaneous

16.1                        Governing Laws;·Dispute Resolution.  This Agreement shall be governed and construed in accordance with the laws of Germany, without reference to conflict of laws principles. If there is a dispute between the Parties relating to this Agreement, the Parties shall in the first instance attempt to solve the dispute amicably. If they cannot do so, the dispute shall be referred to the JSC which shall meet lo b-y lo resolve the matter. If the JSC is unable to agree upon a resolution within sixty (60) calendar days of the referral of the dispute to them, the dispute shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) without recourse to the ordinary courts of law. The place of arbitration shall be Berlin. The number of arbitrators shall be three (3). The language of the arbitral proceedings shall be English. Nothing in this Section shall prevent or delay a Party from seeking interim relief in any court of competent jurisdiction.

16.2                        Assignment.  This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however, that the prior written consent of Centogene shall not be required for Shire to assign this Agreement to an Affiliate. The Parties agree that it would be unreasonable for Shire to withhold or delay its consent for Centogene AG to assign this Agreement lo an Affiliate if (i) the assignment is part of a larger restructuring project as already envisaged prior to the Effective Date: if (ii) the assignee is and continues to be after the assignment a wholly held (100%) subsidiary of Centogene AG; and if (iii) Centogene AG guarantees to Shire in writing the fulfillment of all obligations under this Agreement for the duration of such obligations and in accordance with this Agreement.

16.3                        Severability.  The invalidity of any provision or provisions of this Term Sheet shall not affect the other provisions contained therein. Any invalid provision shall be deemed to have been replaced by a provision which achieves as closely as legally permissible what the invalid provision was intended to achieve for commercial purposes.

16.4                        No Authority.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party or its Affiliates, without the prior written consent of the other Party.

16.5                        Written Form; Amendments.  Upon being signed by both Parties and the exchange of the signed versions in the form of PDF files, this Agreement shall become effective and binding and the signed document being available in the form of the exchanged PDF files shall constitute evidence of the existence of this Agreement. The signed original copies of this Agreement shall later be exchanged by the Parties. Any amendment to this Agreement shall be effective only if made in writing and signed by the Parties. This also applies to a waiver of the written form requirement.

16.6                        Interpretation.  In this Agreement the headings are used for convenience only and shall not affect its interpretation. Where the word ‘including’ is used it shall be understood as meaning ‘including without limitation’.

16.7                        Entire Agreement.  This Agreement including its Exhibits, sets out the entire agreement between the Parties relating to its subject matter and is intended to eventually supersede all existing agreements between Centogene and Shire relating to such subject matter.

16.8                        Costs.  Each Party shall bear the costs of its own accountants, attorneys, consultants and other professional advisors in connection with the negotiation and execution of this Agreement.

Exhibits:

Exhibit 1                                               Existing Countries

Exhibit 2                                               Planned/targeted countries

Exhibit 3                                               Prices

Exhibit 4:                                           Sample Development Order

Exhibit 5:                                           Kit Component Aging Studies

Exhibit 6:                                           Format for Status of Yearly Review

[signature page follows]

Place:	Dublin	Place:	Berlin

Date:	23-12-2015	Date:	22-12-2015

for and on behalf of Shire Pharmaceuticals Ireland Ltd.		For and on behalf of Centogene AG	CENTOGENE AG Schillingallee 68 18057 Rostock Germany

/s/ Vincent Dunne		/s/ Prof. Dr. Arndt Rolfs

Name:	Vincent Dunne	Name:	Prof. Dr. Arndt Rolfs

Title:	Director	Title:	CEO

Exhibit 1

Existing Countries

Legend:

•                                          General = Centogene kits in English language that support selection / testing for multiple diseases

•                                          LSD = Lysosomal Storage Disorders = Centogene DBS Kits in English language that only support selection I testing on one specific disease.

•                                          BSI = External regulatory advisors; http://www.bsigroup.com/

•                                          Emerge: External regulatory advisors; http://www.emerg.ogroup.com/

[*****]

[*****]

[*****]

Contract DBS Kits based on the Existing DBS Kits have so far already been developed by Centogene for Shire for use in:

•                                          [*****]

•                                          [*****]

Exhibit 2

Planned or targeted countries and potential bundling for Kit Development projects as of the Effective Date:

[*****]

[*****]

Exhibit 3

Prices

Development

Kit Development: [*****] € per language and/or layout specific Kit Development project (design fee, incl. translation, QM control and documentation during the entire process and excluding Regulatory Approval for all countries in which such individual Contract DBS Test Kit can be used}.

Kit Development projects requiring a fee of [*****]€ will be defined by one or a combination of the following (all compared to Centogene’s Existing DBS Test Kit):

1.                                     change to filter paper material and/or physical dimensions specifications:

2.                                     change to outer card material and/or physical dimensions specifications;

3.                                     changes to art work layout impacting where the information will be presented on the Centogene card:

4.                                     translations into local languages not currently offered by Centogene for all related kit components;

5.                                     changes to art work layout and or language content specific to the instructions for use or, to the extent solely requested by Shire and unrelated from requirements resulting from an initial review or a Yearly Review, the informed consent form.

A Kit Development project can include the development of one or more newly designed country-specific kits in a bundle, e.g. because the agreed countries are supported by the same language(s} or because no further regulatory filing/approval is necessary.

Kit Development projects NOT requiring a fee of [*****]€ will be such where an Existing DBS Test Kit or another Contract DBS Test Kit without any amendments as listed above under 1. to 5. can be used in a certain country without regulatory filings in such country.

Regulatory - Legal

1.)                                 Actual and documented expenditures by Centogene for use of certain Third Party consultants as described in Section 8.4 of the Agreement.

2.)                                 Centogene will present copies of the Third Party invoices.

Supply

1.)          Minimum production numbers: [*****] Contract DBS Test Kits for each Contract DBS Kit per language, provided that Shire will order at least [*****] Contract DBS Test Kits in a single order, such order to contain [*****] or less language-specific Contract DBS Test Kits.

2.)          Price per Contract DBS Test Kits (finally assembled filter card, incl. protective covering, envelope, instructions and consent}:[*****] €.

3.)          Storage gross fee, sending documentation etc.: lump sum payment of [*****] €

per year irrespective of the number of Contract DBS Test Kits supplied.

4.)          General QM fee (covering the entire documentation process, external audits, maintaining Contract DBS Test Kit specific CE mark and Regulatory Approvals, external proficiency testing schemes (specific for blood spots), maintenance of quality systems, fulfilling medical device reporting requirements, etc., monitoring Applicable Laws or Standards pursuant to the provisions hereunder in accordance with Centogene’s internal quality system): lump sum payment of [*****] € per year irrespective of the number of Contract DBS Test Kits supplied.

5.)          If the Diagnostic Testing Services under the Global Master Services Agreement are suspended in its entirety any general fees (e.g. general QM fee, storage gross fee) shall also be suspended.

6.)          Quality Control Step: once per each language and/or layout individual DBS Contract Kit production course: long-term storage (verification, meeting regulatory requirements (1 percent of total lot produced, but at least 20 randomized filter cards); incl. enzyme, lyso, genetics) per each separated production course as follows:

•   Purchase Orders above [*****] and more Contract DBS Test Kits: [*****] €;

•   Purchase Orders of [*****] Contract DBS Test Kits: a flat fee of [*****] €

Services

1.)          Additional services will be charged separately, provided that such activities and the costs have been pre-approved by Shire or Shire International GmbH, as the case may be, in writing.

Exhibit 4

Sample Development Order

This Development Order dated 20[—] is between:

(1)                                 Shire International GmbH, a Swiss limited liability company having its registered office at Zahlerweg 10, 6301 Zug, Switzerland, (“Shire”); and

(2)                                 Centogene AG, a German stock corporation incorporated under the laws of the Federal Republic of Germany with principal office in Restock registered with the district court (‘Amtsgericht’) in Rostock under HRB 13225 and having a business address at Schillingallee 68, 18057 Restock, German, y

Preamble

(“Centogene”).

This Development Order is made subject to the provisions of the Supply Agreement entered into by Shire Pharmaceuticals Ireland Ltd. and Centogene entered into as of 1 January 2016 (“Agreement”).

The Parties agree as follows:

1.                                      Definitions

Capitalized terms shall have the meaning set forth in the Agreement. unless specifically defined otherwise in this Development Order.

2.                                      Countries

Centogene shall modify Existing DBS Test Kits and develop Contract DBS Test Kits for distribution in the following countries in accordance with Applicable Laws:

[list countries]

3.                                      Development Plan

[Include/add a development project plan for the development of, specific kits, including, development steps for each of the countries ,requested by Shire, detailed timelines design and matrix for the filter cards. instructions and informed consents]

4.                                      Project Managers

[specify project managers]

5.                                      Specifications

[Include a description of  the Specifications]

6.                                      Payments

Invoices shall be addressed and sent to Shire Inc., 300 Shire Way, Lexington, MA 02421, USA.

[Include a schedule of payments here]

7.                                      Other

[Include other terms where appropriate]

Place:	Place:

Date:	Date:

for and on behalf of Shire Pharmaceuticals Ireland Ltd.	For and on behalf of Centogene AG

Name:	Name:

Title:	Title:

Exhibit 5

Kit Component Aging Studies

1.                                      Study Design

As described in Section 1 of the Aging Study Proposal.

2.                                      Study I: Real Time Testing with concurrent shelf life extension

2.1                               Test Material/Volume: [*****] DBS Kits from three different manufacturer lots ([*****] DBS Kits) per lime point

2.2                               [*****]

2.3                               Storage and temperature requirements: AU Kits will be stored directly after spotting and the mandatory drying period of [*****]

2.4                               Testing Intervals: [*****]. All results will be recorded and reported. Appendix A of the Aging Study Proposal contains a description of the QC criteria that will be used to review and report the results.

2.5                               Shelf Life Extension: The shelf life for new batches will be extended only after new data becomes available, [*****]

2.6                               Reporting: Shire will be notified in writing-via study report-within [*****] days of the completion of each time point.

2.7                               Study Termination: Failure In biochemical activity is defined when the measured value at a certain time point deviates in the mean [*****]% from the original value measured at time (t=O). Failure of [*****]% of the kits with respect to the testing criteria, will lead to the study termination and the prior point will become the shelf life. Centogene and Shire upon review and agreement of the results will accept the limitations supported by these studies.

2.8                               Total DBS Kit Requirement for Study I

[*****]

3.                                      Study IV: Accelerated shelf life study under combined conditions of extreme temperature and humidity:

3.1                               Test Material/Volume: [*****] DBS Kits from three different manufacturer lots ([*****] OBS Kits) per time point

3.2                               Blood spotting: All 10 spots per filtercard will be spotted in the standard way with 3 drops of EDTA blood from one sample. The study records will be maintained to meet compliance with GLP/GMP and ISO 13485 requirements (standards).

3.3                               Storage and temperature requirements: All kits will be spotted and stored at 40°C +/. 2°C & 80% relative humidity(+/- 2%) before final testing.

3.4                               Testing Intervals: [*****] kits will be QC’d at time point of [*****] months. Time point O will used from Study I. Appendix A of the Aging Study Proposal lists the QC criteria that will be used to review and report the results.

3.5                               Data Utilization: The data generated from the study will be used to predict the impact of high humidity in case of atypical events, i.e. tropical costal countries, acclimatized storage, extreme shipping conditions (hot/cold/long deliveries). This data will also be used in a manner to support risk associated with improper handling, storage and shipping.

3.6                               Reporting: Shire will be notified in writing-via study report-within [*****] days of the completion of each time point.

3.7                               Study Termination: Failure in biochemical activity is defined when the measured value at a certain time point deviates [*****]% from the original value measured at time (t=O.)Failure of [*****]% of the kits with respect to the testing criteria mentioned above, will lead to the study termination and the prior point will become the shelf life. Centogene and Shire upon review and agreement of the results will accept the limitations supported by these studies.

[*****]

4.                                      Cost

Description	Cost per unit	Cost
[*****] DBS kits(Study I-IV)	[*****] €per filtercard	[*****]€
Physical characterization and compatibility of each filtercard with the robotic system	[*****] €per filtercard	[*****]€
Enzyme activity combined	[*****]€per enzyme/3	[*****]€
I. Alpha galactosidase A	enzymes per time point and filtercard
II. Glucocerebrosidase	I
Ill. lduronate-2-sulfatase
Administrative costs (storage, daily monitoring/recording, maintenance, etc)	[*****]€/month	[*****]€
Report preparation (total [*****] reports plus final report)	[*****]€/ report	[*****]€
Total cost for Study I-IV ([*****] DBS/study)		[*****]€

Exhibit 6

Format for Status of Yearly Review

Country	Completion date of latest annual review	Target completion date of next annual review